UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2007

Legacy Reserves LP
(Exact name of registrant as specified in its charter)

Delaware	1-33249	16-1751069
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

303 W. Wall, Suite 1400
Midland, Texas	79701
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (432) 689-5200

NOT APPLICABLE
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

    On August 31, 2007, Legacy Reserves Operating LP, a wholly owned subsidiary of Legacy Reserves LP ("Legacy") entered into a definitive purchase agreement with private parties to acquire certain oil and natural gas producing properties located in the Texas Panhandle for a purchase price of $60.5 million, subject to purchase price adjustments, to be paid in cash.  Legacy expects this acquisition to close during October of 2007, subject to customary closing conditions.  There can be no assurance that all of the conditions to closing the acquisition will be satisfied.  Legacy's obligation to close the acquisition is not conditioned upon receipt of financing.

Item 7.01 Regulation FD Disclosure.

    On September 4, 2007, Legacy issued a press release relating to the acquisition of oil and natural gas properties. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.  The press release is being furnished pursuant to General Instruction B.2 of Form 8-K and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor is it subject to the liabilities of that section or deemed incorporated by reference in any filing by Legacy under the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 8.01 Other Events.

    On August 29, 2007, Legacy entered into LIBOR Interest Rate swaps beginning in October of 2007 and extending through November of 2011. The swap transaction has Legacy paying its counterparty floating rates and receiving fixed rates ranging from 4.8075% to 4.82%, per annum, on a total notional amount of $54 million.

Item 9.01 Financial Statements and Exhibits.

  (d) Exhibits.

Exhibit Number	Description
Exhibit 99.1	Press Release dated September 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LEGACY RESERVES LP By: Legacy Reserves GP, LLC, its general partner

Date: September 5, 2007	By:	/s/ Steven H. Pruett
Steven H. Pruett
President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description
Exhibit 99.1	Press Release dated September 4, 2007.